Exhibit 10.2

TERM ROYALTY AGREEMENT

THIS TERM ROYALTY AGREEMENT (this “Agreement”) is made and entered into this 24th day of October, 2019 (the “Effective Date”) by and between Navajo Transitional Energy Company, LLC, a limited liability company formed under the laws of the Navajo Nation and having a mailing address of 4801 N. Butler Ave., Bldg. 200, Farmington, New Mexico 87401 (“NTEC” or “Payor”), to Cloud Peak Energy Resources LLC, a limited liability company formed under the laws of Delaware and having a mailing address of 385 Interlocken Crescent, Suite 400, Broomfield, Colorado 80021 (“Payee”). Payor and Payee may be collectively referred to herein as the “Parties” or individually as a “Party.”

RECITALS

A.                                    Payor and Payee, together with certain subsidiaries of Payee, are parties to that certain Asset Purchase Agreement dated August 19, 2019, as amended by that certain First Amendment to Asset Purchase Agreement dated September 30, 2019 (as amended, the “Asset Purchase Agreement”).  Capitalized terms not defined in this Agreement shall have the definitions set forth in the Asset Purchase Agreement;

B.                                    Pursuant to the Asset Purchase Agreement, Payor agreed to pay to Payee a five-year term production royalty interest on certain Tons (as defined herein) produced and Sold from the Antelope Mine, the Cordero Rojo Mine, and the Spring Creek Mine (each as defined herein); and

C.                                    The Parties wish to enter into this Agreement as partial satisfaction of the Parties’ obligations under the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Parties agree as follows:

AGREEMENT

1.                                      Definitions.  In addition to the defined terms set forth in the Asset Purchase Agreement, the following terms shall be defined as set forth below:

(a)                                 “Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

(b)                                 “Agreement” has the definition set forth in the Preamble, and includes any Schedules and Exhibits attached hereto.

(c)                                  “Antelope Mine” means the real property and associated coal mining operation situated in Campbell County, Wyoming and located on the lands described or otherwise contained within the areas depicted more specifically in Exhibit A hereto, as such depiction may be deemed modified from time to time as set forth in Section 3(c).

(d)                                 “Antelope Reserves” means all coal resources located within or mined as part of the mining operation of the Antelope Mine.

(e)                                  “Antelope Royalty” means the production royalty on certain Tons produced and Sold by Payor, its Affiliates, or its or their contractors or the successors or assigns of any of the foregoing from the Antelope Reserves, calculated and payable as set forth in Section 2(a) and Sections 3-4 of this Agreement.

(f)                                   “Asset Purchase Agreement” has the definition set forth in Recital A of this Agreement.

(g)                                  “Assumption Agreement” has the definition set forth in Section 9 of this Agreement

(h)                                 “Commencement Date” has the definition set forth in Section 2 of this Agreement.

(i)                                     “Control” means (a) when used as a verb, (i) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management, or by contract, operating agreement, voting trust or otherwise, and (ii) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise, and (b) when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in clause (a).

(j)                                    “Cordero Rojo Mine” means the real property and associated coal mining operation situated in Campbell County, Wyoming and located on the lands described or otherwise contained within the areas depicted more specifically in Exhibit B hereto, as such depiction may be deemed modified from time to time as set forth in Section 3(c).

(k)                                 “Cordero Rojo Reserves” means all coal resources located within or mined as part of the mining operation of the Cordero Rojo Mine.

(l)                                     “Cordero Rojo Royalty means the production royalty on certain Tons produced and Sold by Payor, its Affiliates, or its or their contractors or the successors or assigns of any of the foregoing from the Cordero Rojo Reserves, calculated and payable as set forth in Section 2(b) and Sections 3-4 of this Agreement.

(m)                             “Effective Date” has the definition set forth in the Preamble of this Agreement.

(n)                                 “NTEC” has the definition set forth in the Preamble of this Agreement.

(o)                                 “Party” or “Parties” has the definition set forth in the Preamble of this Agreement.

(p)                                 “Payee” has the definition set forth in the Preamble of this Agreement, and includes the successors and assigns thereof.

(q)                                 “Payment Period” has the definition set forth in Section 3 of this Agreement.

(r)                                    “Payment Due Date” has the definition set forth in Section 3 of this Agreement.

(s)                                   “Payor” has the definition set forth in the Preamble of this Agreement, and includes the successors and assigns thereof.

(t)                                    “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

(u)                                 “Property Sale” has the definition set forth in Section 9 of this Agreement.

(v)                                 “Property Transferee” has the definition set forth in Section 9 of this Agreement.

(w)                               “Proposed Sale Notice” has the definition set forth in Section 9 of this Agreement.

(x)                                 “Royalty Payment” has the definition set forth in Section 3 of this Agreement.

(y)                                 “Sale Notice” has the definition set forth in Section 9 of this Agreement.

(z)                                  “Saleable Product” means all coal and other bituminous material produced  from each of the Subject Reserves.

(aa)                          “Sold”  means and includes, with respect to any Saleable Product, both the sale of such Saleable Product to another party (including an Affiliate) or the commercial use or consumption of such Saleable Product without a sale, whether by a Person that owns or controls the respective Subject Reserves or Subject Mine, produces the coal therefrom, or any Affiliate of any of the foregoing.

(bb)                          “Spring Creek Mine” means the real property and associated coal mining operation situated in Big Horn County, Montana and located on the lands described or otherwise contained within the areas depicted more specifically in Exhibit C hereto, as such depiction may be deemed modified from time to time as set forth in Section 3(c).

(cc)                            “Spring Creek Reserves” means all coal resources located within or mined as part of the mining operation of the Spring Creek Mine.

(dd)                          “Spring Creek Royalty” means the production royalty on certain Tons produced and Sold by Payor, its Affiliates, or its or their contractors or the successors or assigns of any of the foregoing from the Spring Creek Reserves, calculated and payable as set forth in Section 2(c) and Sections 3-4 of this Agreement.

(ee)                            “Subject Mines” means, collectively, the Antelope Mine, the Cordero Rojo Mine and the Spring Creek Mine.

(ff)                              “Subject Reserves” means, collectively, the Antelope Reserves, the Cordero Rojo Reserves and the Spring Creek Reserves.

(gg)                            “Ton” means two thousand (2,000) pounds avoirdupois of Saleable Product.

(hh)                          “Term” has the definition set forth in Section 2 of this Agreement.

(ii)                                  “Term Royalty” means, collectively, the Antelope Royalty, the Cordero Rojo Royalty and the Spring Creek Royalty.

2.                                      Term Royalty.  For all Saleable Product Sold during the period commencing on January 1, 2020 at 12:01 a.m. local time (the “Commencement Date”) and ending on December 31, 2024 at 11:59 p.m. local time (the “Term”), Payor covenants and agrees to pay the Term Royalty to Payee as follows:

(a)                                 Antelope Royalty: $0.15 per Ton on all Tons Sold during the Term from the Antelope Reserves.

(b)                                 Cordero Rojo Royalty: $0.15 per Ton on all Tons in excess of 10 million Tons Sold during the Term from the Cordero Rojo Reserves.

(c)                                  Spring Creek Royalty: $0.15 per Ton on all Tons Sold during the Term from the Spring Creek Reserves.

3.                                      Payment of Term Royalty.

(a)                                 All payments due from Payor to Payee under this Agreement (each, a “Royalty Payment”) shall be calculated on a calendar quarter basis (each, a “Payment Period”) and shall be payable by Payor to Payee by wire transfer of immediately available funds no later than 60 calendar days after the end of each Payment Period (each, a “Payment Due Date”).  If any Payment Due Date falls on a date on which the commercial banks in the State of New York are closed, the Payment Due Date shall be the first date thereafter on which such banks are open.  Any amounts due and owing with respect to a Royalty Payment not paid as of the applicable Payment Due Date shall be due and payable with interest on the unpaid amount accruing from the Payment Due Date at the rate of 12.0% per annum.

(b)                                                    All Royalty Payments shall be accompanied by a written statement setting forth, on a mine-by-mine basis:

(i)                                     The total Tons, if any, Sold from the Subject Reserves during the relevant Payment Period;

(ii)                                  The dates of all sales of Saleable Product, if any, from the Subject Reserves during the relevant Payment Period; and

(iii)                               The portion of the total Royalty Payment attributable to each of the Subject Mines.

(c)                                  In the event the boundary of any permit depicted on Exhibit A, B or C, respectively, is revised to include any additional acreage, or any additional permit is issued for mining to occur on adjacent, contiguous or nearby lands in conjunction with, as a continuation of, or otherwise as part of, the mining or processing operations occurring within the pre-existing areas depicted Exhibit A, B or C,  then the respective area depicted on Exhibit A, B or C, as applicable, shall automatically be deemed expanded to include such additional lands as are contained within the revised or additional permit area.

4.                                      Calculation of Tonnage.

(a)                                 The final determination as to the Tons produced and Sold from each of the Subject Reserves, if any, during the relevant Payment Period (the “Tonnage Determination”) shall be made by weight as determined via certified scales at the time Saleable Product is loaded onto railcar or other mode of transportation for shipment at each of the Subject Mines or otherwise Sold. Payor shall use the Tonnage Determinations to calculate each Royalty Payment in accordance with Section 2(a)(i)-(iii).

(b)                                 Payor shall cause, at Payor’s expense, all scales used in the Tonnage Determinations to be certified not less frequently than every six (6) months and shall be responsible for the accuracy thereof.  Payee or a designee thereof shall have the right, at Payor’s commercially reasonable expense, to observe such certification and receive all certification reports with respect thereto.  Payee or its designee shall also have the right to be present at each weighing of Saleable Product, at Payor’s commercially reasonable expense. Payee shall cause such representative or designee to comply with all health and safety policies of Payor at all times that such representative or designee is on property owned, operated or controlled by Payor.

5.                                      Representations and Warranties of Payor. Payor hereby represents and warrants to Payee:

(a)                                 Payor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.

(b)                                 Payor has the full limited liability company power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by Payor and the performance by Payor of all obligations under this Agreement, have been duly authorized and approved by Payor.  This Agreement has been duly executed and delivered by an authorized officer or representative Payor.

(c)                                  This Agreement constitutes the legal, valid and binding obligation of Payor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

(d)                                 The execution and delivery of this Agreement by Payor and the performance by Payor of all obligations under the Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of formation or limited liability company agreement, any law applicable to it or any of its properties or assets, or any order, writ, injunction, judgment or decree of any governmental authority or any arbitration award applicable to it or any of its properties or assets.

(e)                                  The execution and delivery of this Agreement by Payor and the performance by Payor of all obligations under this Agreement will not conflict with or result in a breach of or give rise to a default or violation on its part under any obligation, lease, license, agreement, contract, plan, or other arrangement to which it is a party or by which it is bound.

(f)                                   There is no action, suit or proceeding pending or, to the knowledge of Payor, threatened against or affecting Payor, its subsidiaries or affiliates, or any of its properties or assets, at law or in equity, or before any governmental authority, which would be reasonably likely to interfere with its ability to consummate this Agreement or the transactions contemplated hereby.

(g)                                  Exhibits A, B and C accurately depict the existing boundaries of all permits issued pursuant to the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. Chapter 25, Section 1201 et seq. and comparable state laws with respect to the mining operations commonly referred to as Antelope, Cordero Rojo and Spring Mill, respectively.

6.                                      Representations and Warranties of Payee. Payee hereby represents and warrants to Payor:

(a)                                 Payee is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.

(b)                                 Payee has the full limited liability company power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by Payee and the performance by Payee of all obligations under this Agreement, have been duly authorized and approved by Payee.  This Agreement has been duly executed and delivered by an authorized officer or representative Payee.

(c)                                  This Agreement constitutes the legal, valid and binding obligation of Payee, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

(d)                                 The execution and delivery of this Agreement by Payee and the performance by Payee of all obligations under the Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of formation or limited liability company agreement, any law applicable to it or any of its properties or assets, or any order, writ, injunction, judgment or decree of any governmental authority or any arbitration award applicable to it or any of its properties or assets.

(e)                                  The execution and delivery of this Agreement by Payee and the performance by Payee of all obligations under the Agreement will not conflict with or result in a breach of or give rise to a default or violation on its part under any obligation, lease, license, agreement, contract, plan, or other arrangement to which it is a party or by which it is bound.

(f)                                   There is no action, suit or proceeding pending or, to the knowledge of Payee, threatened against or affecting Payee, its subsidiaries or affiliates, or any of its properties or assets, at law or in equity, or before any governmental authority, which would be reasonably likely to interfere with its ability to consummate this Agreement.

7.                                      Disclaimer of Certain Representations and Warranties.  EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, PAYOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, (AND HEREBY DISCLAIMS ANY SUCH REPRESENTATIONS OR WARRANTIES) WITH RESPECT TO (A) THE VOLUME OF SALEABLE PRODUCT TO BE PRODUCED FROM THE SUBJECT RESERVES,  (B) THE AMOUNT OF SALEABLE PRODUCT, IF ANY, EXISTING AT ANY OF THE SUBJECT RESERVES OR TO BE PRODUCED AND SOLD THEREFROM OR (C) THE AMOUNT OF ROYALTY PAYMENTS, IF ANY, THAT PAYEE MAY RECEIVE PURSUANT TO THIS AGREEMENT.

8.                                      Covenant of Reasonable Commercial Mining.  Payor shall use commercially reasonable efforts to diligently mine, develop, and sell Saleable Product from the Subject Reserves; provided, however that Payee acknowledges and agrees that Payor shall have no obligation to produce or sell Saleable Product from the Subject Reserves if such production or sale would be commercially unreasonable or result in financial loss to Payor.

9.                                      Sale of Subject Reserves.  In the event that Payor proposes to convey record title or operating rights to the Antelope Mine, the Cordero Rojo Mine or the Spring Creek Mine, or any portion thereof (each, a “Property Sale”), to another party including an Affiliate (each, a “Property Transferee”) during the Term, Payor shall provide notice (each, a “Proposed Sale Notice”) of such proposed Property Sale to Payee no later than 30 days prior to the consummation of such Property Sale identified the assets to be conveyed and the identity of the Property Transferee.  No Property Sale may be consummated unless Payor shall cause such Property Transferee in connection with the closing of such Property Sale to assume in writing all obligations of Payor under this Agreement applicable to the Subject Reserves for which record title or operating rights are to be conveyed, pursuant to an assumption agreement in a form reasonably acceptable to Payee (each, an “Assumption Agreement”).  Upon consummation of such Property Sale, Payor shall provide to Payee immediate notice (each, a “Sale Notice”) of such Property Sale.  The Sale Notice shall contain (x) a copy of the original instrument or instruments evidencing such Property Sale and (y) a duly executed copy of the Assumption Agreement.  As between Payor and Payee, no Property Sale shall relieve Payee of its obligations hereunder, except to the extent, and only to the extent, such obligations are timely discharged thereafter by the Property Transferee.  The foregoing shall not preclude, however, Payee from enforcing the terms of this Agreement against the Property Transferee to the extent they pertain to the properties conveyed in the Property Sale.

10.                               Audit and Information Rights; Objection; Finality of Payments.

(a)                                 Payee shall have the right to perform or cause to be performed not more frequently than once annually following the close of each calendar year, an inspection or audit of Payor’s books and records relating to the Term Royalty, including without limitation sales and shipment records and weight records, the commercially reasonable costs of which inspection or audit shall be borne by Payor.  Any inspection or audit performed pursuant to this Section 10 shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least ten business days’ prior written notice by Payee.

(b)                                 In the absence of fraud or intentional misrepresentation, all Royalty Payments shall be considered final and in full accord and satisfaction of all obligations of Payor upon a date that is eighteen (18) months after the date Payor made such Royalty Payment to Payee, unless (x) Payee gives written notice describing and setting forth a specific objection to the calculation thereof within eighteen (18) months following the date on which Payor made such payment to Payee (or should have made such payment to Payee pursuant to the terms hereof) or (y) any audit as provided for herein is ongoing.

11.  Lease Extension, Renewal, Replacement.  During the Term, the Term Royalty  shall apply to all owned or leased real property interests and every extension, renewal, replacement, or modification of any lease on or to lands within the Subject Reserves, or any portion thereof, taken by Payor, its successors or assigns, and to any new lease taken by any Payor, its successors or assigns on the lands within the Subject Reserves, or any portion thereof; provided, however, that Payee acknowledges and agrees that nothing in this Section 11 shall be deemed to enlarge the Term Royalty to apply to any reserves or lands other than Subject Reserves as depicted and described in Exhibits A, B and C to this Agreement.  For the avoidance of doubt, (a) Payee shall not be entitled to any royalty on any new coal reserves purchased or leased by a Payor after the January 1, 2020 that are not located within the boundary of the Subject Reserves; and (b) Payor shall not be obligated to pay royalty on Saleable Product that is first Sold after December 31, 2024 at 11:59 p.m., prevailing Mountain time.

12.                               General Provisions.

(a)              Successors and Assigns; Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Payee may only assign its rights under this Agreement, in whole and not in part.  Payor may not assign this Agreement except in accordance with Section 9 of this Agreement.

(b)              Notices.  All notices, payments and other communications to the Parties under this Agreement must be in writing, and shall be addressed respectively as follows:

Payee:                                                                                                           Cloud Peak Energy Resources LLC

385 Interlocken Crescent, Suite 400

Broomfield, Colorado 80021

Attn: Bryan J. Pechersky

Email: bryan.pechersky@cldpk.com

With a copy to (which does not constitute notice) to:

Davis Polk & Wardwell LLP

Attn: William L. Taylor

450 Lexington Ave.

New York, NY 10017

Email: william.taylor@davispolk.com

and

Jackson Kelly PLLC

Attn: Charles A. Compton

221 N.W. Fifth Street

Evansville, Indiana 47708

Email: charles.compton@jacksonkelly.com

Payor:                                                                                                            Navajo Transitional Energy Company, LLC

4801 N. Butler Ave., Bldg. 200

Farmington, New Mexico 87401

Attn: Clark Moseley, Chief Executive Officer

Email: clark.moseley@navajo-tec.com

With a copy (which does not constitute notice) to:

Parsons Behle & Latimer

Attn: Nora Pincus

201 South Main Street, Suite 1800

Salt Lake City, Utah 84111

Email:  npincus@parsonsbehle.com

All notices shall be given (1) by personal delivery to the Party, (2) by e-mail transmission with a copy to follow via overnight, certified or registered mail, return receipt requested, but only if receipt of the e-mail transmission is not acknowledged, or (3) overnight mail or certified or registered mail, return receipt requested.  All notices shall be effective and shall be deemed delivered (i) if by personal delivery, e-mail delivery or overnight delivery, on the date of delivery, and (ii) if by certified or registered mail, on the date delivered to the United States Postal Service as shown on the receipt.  A Party may change its address from time to time by notice to the other Party.

(c)               Amendments.  This Agreement may be amended or supplemented at any time only by an additional written agreement executed by all of the Parties.

(d)              Relationship of the Parties.   This Agreement does not grant to Payee any right to participate or influence management or decision-making regarding operation of the Subject Leases, nor shall it obligate Payee to assume any responsibilities for, or costs of, any Payor’s operation of the Subject Leases or any liabilities resulting therefrom.

(e)               Further Assurances.  Each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the matters set forth in this Agreement.

(f)                Conflict of Terms.  In the event of any inconsistency or conflict between the provisions of this Agreement and the terms of the Asset Purchase Agreement, the terms of this Agreement shall prevail and govern.

(g)               Applicable Law; Forum.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York to the maximum extent permissible, without giving effect to the principles of conflict of laws thereof.  Any legal suit, action or proceeding arising out of or based on this Agreement shall be instituted in the federal courts located in the Borough of Manhattan, State of New York, provided that if jurisdiction cannot be established in the federal courts, then in the state courts located in the Borough of Manhattan, State of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts.

(h)              Limited Waiver of Sovereign Immunity.

i.             Payor irrevocably agrees that, to the extent that it has or hereafter may acquire any right of immunity against Payee or its respective successors and permitted assigns, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the courts of the United States of America, any state of the United States of America, in the courts of the Navajo Nation, in an arbitration proceeding, or elsewhere, to enforce or collect upon this Agreement, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of judgment and immunity of any of its property from attachment prior to entry of judgment, or from attachment in aid of execution upon a judgment, Payor expressly, unconditionally and irrevocably waives any such immunity and consents and submits to the laws and jurisdiction set forth in Section 12(g) to resolve any dispute arising out of, under or in connection with this Agreement.

ii.          Payor hereby expressly, unconditionally and irrevocably waives any immunity described in Section 12(h)(i) and any right of exhaustion of tribal remedies with respect to any suit action or other proceeding brought in the courts set forth in Section 12(g) in connection with any dispute of any kind or nature between the Parties arising out of, under, or in connection with this Agreement and consents to the jurisdiction of the courts set forth in Section 12(g) for such purposes. Payor hereby waives and agrees not to assert by way of motion or as a defense or otherwise in any such dispute (a) any claim that it is not subject to the personal jurisdiction of such courts, and (b) that such dispute is brought in an inconvenient forum or that venue is improper. In the event that the court set forth in Section 12(g) determines that it does not have jurisdiction over such matters brought before it,

Payor hereby expressly, unconditionally and irrevocably waives any immunity described in Section 8(h)(i) with respect to an action or other proceeding in the courts of the State of New York located in New York County, and consents to the jurisdiction of such courts for such purpose.

iii.       Nothing in this Agreement, and no waiver of Payor’s sovereign immunity pursuant to this Agreement shall be construed as a waiver of the sovereign immunity or exhaustion of tribal remedies by the Navajo Nation or any other instrumentality of the Navajo Nation, and no such waiver by Payor shall create any liability on the part of the Navajo Nation or any other instrumentality of the Navajo Nation for the debts and obligations of Payor, or shall be construed as a consent to the encumbrance or attachment of any property of the Navajo Nation or any other instrumentality of the Navajo Nation based on any action, adjudication or other determination of liability of any nature incurred by Payor.  The acts and omissions of Payor, its directors, officers, employees, and agents shall not create any liability, obligation, or indebtedness either of the Navajo Nation or payable out of assets, revenues or income of the Navajo Nation.

(i)                  Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity other than the Parties hereto and their successors and assigns any right or remedies by reason of this Agreement as a third-party beneficiary or otherwise.

(j)                 Titles and Headings.  Titles and headings to paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(k)              Attorneys’ Fees.  In the event a suit or action is instituted by Payee or its successor or permitted assign to enforce the terms of this Agreement, the substantially prevailing Party shall be entitled to recover from Payor such sum as the court may adjudge reasonable as attorneys’ fees at trial, on any appeal, and on any petition for review, and in any bankruptcy proceedings related to this Agreement, in addition to all other sums provided by law.

(l)                  Entire Agreement.  This Agreement is delivered pursuant to, and as part of the consideration under, the Asset Purchase Agreement in furtherance of the Closing thereunder and (i) supersedes any other agreements, whether written or oral, that may have been made or entered into by any of the Parties hereto (or by any director, officer, or representative of such parties) on the specific matters expressly set forth herein; and (ii) constitutes the entire agreement by and between the Parties hereto with respect to the specific matters expressly set forth herein, and except as set forth herein or in the Asset Purchase Agreement or the other agreements, documents or instruments delivered in connection with the Closing under the Asset Purchase Agreement there are no representations, warranties, covenants, agreements, or commitments except as expressly set forth herein or therein.

(m)          Severability.  Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, which provisions shall be enforced to the maximum extent permitted by law and construed so as best to effectuate the provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

(n)              JURY WAIVER.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

(o)              Execution and Counterparts.  This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

PAYOR:

NAVAJO TRANSITIONAL ENERGY COMPANY, LLC
a Navajo Nation limited liability company

/s/ Clark Moseley
By:	Clark Moseley
Its:	Chief Executive Officer

PAYEE:

CLOUD PEAK ENERGY RESOURCES, LLC
a Delaware limited liability company

/s/ Heath A. Hill
By:	Heath A. Hill
Its:	Executive Vice President and Chief Financial Officer

Exhibit A

Real Property and Associated Coal Mining Operation Known as Antelope Mine Situated in Campbell County, Wyoming

[See Following Page]

Exhibit B

Real Property and Associated Coal Mining Operation Known as Cordero Rojo Mine Situated in Campbell County, Wyoming

[See Following Page]

Exhibit C

Real Property and Associated Coal Mining Operation Known as Spring Creek Mine Situated in Big Horn County, Montana

[See Following Page]